Exhibit (a)(1)(P)

On December 23, 2016, the President and CEO of NXP Semiconductors N.V. (“NXP”), Rick Clemmer, sent a video message to NXP employees. Some of his remarks included a discussion of the proposed acquisition of NXP by QUALCOMM Incorporated and Qualcomm River Holdings B.V. Below are excerpts from the transcript of the video message relating to the proposed transaction.

INTRO

(1:33) And then later in the year, we announced the phenomenal opportunity for the combination with Qualcomm, for NXP to become part of Qualcomm, to truly become the industry powerhouse in connected devices.

QUESTIONS/ NATURAL ANSWER

(2:29) Hi Rick. I have a question for you. For NXP, the year 2016 is a year of becoming big and then bigger. Going forward, how do you see the DNA of 3 organizations: NXP, Freescale & Qualcomm, coming together and producing a new DNA which will help achieving greater heights?

Thank you for a great question. So 2016 was a very significant year for NXP as we worked hard at integration of bringing together the two companies, to create one great company going forward. The announcement on the transaction and the combination with Qualcomm is that that will take place by the end of 2017, so what we have to do is work together, to bring together those two companies to be able to drive the industry powerhouse that we think we have the potential to able to achieve. We both have a heritage of technical innovation, and teams working together/ our engineers working together to be able to drive the best solutions. So we are looking forward to the opportunity to be able to get started on working the integration of the combined companies although there is limitation about what we can do between now and the close. Before we get to the close, we have to stay focused on delivering our results as one NXP, and ensure that we deliver the results that we committed and promised.

(4:04) Hi Rick. It’s has been just over a year now since NXP took over Freescale. So looking back, is there something you would have done anything differently? And then looking forward, what advice do you have for combining two companies that you would give to Steve Mollenkopf and also the NXP employees?

Thanks for that great question. I think the most important thing is communication. We all have to do a much better job in communicating. Communicating the details as well as the strategy more frequently and making sure we are answering all the questions. The key behind the communications will be driven by the IMO teams that Henri will be leading on the NXP side, along with the Qualcomm side. And so being able to address all of the communications and all of the decisions as soon as possible is the most important thing. I was particularly encouraged that Steve has now announced the level 1 organization, and he has made a commitment to bring that team together, begin to get to know each other, and figure out how they can work together to move forward. And he has committed to announce the next level down organization in the next few months of early 2017. So we’ll clearly do everything we can to identify the key things that we think will make an improvement in driving the integration and the success of the combined companies even more successfully than what we have been able to achieve with NXP and Freescale which by the way is pretty, pretty good, pretty positive. But we’ll do everything we can to ensure that we do an even better job as we combine with Qualcomm. Thank you.

(7:16) Hi Rick. Was NXP as it is today and in the coming future, notably the acquisition by Qualcomm, on your mind on your first day or was your vision totally different back then? Can you recall and share your first day at NXP? Thank you.

Thanks. So you know my first day at NXP, I was trying to survive. We were in a deep recession and we were trying to figure out how we make the cash flow to be able to make payroll, so I don’t think I want to reflect on just the first day itself. I think the key thing was, is about driving leadership. As you think about NXP and the culture we have tried to be sure that we move forward with, it’s about our relative market share, ensuring we were going to be 2X the number two player in the individual markets that we were focused on. Driving that leadership that will allow us to focus on the correct markets to ensure that we outgrew the overall semiconductor market has been one of the key attributes and one of the key positives of what’s allowed us to be as successful as we have at NXP. Thank you.

OUTRO

(9:51) It’s clear that with the hard work that you’ve invested in 2016 it’s time to have some rest and relaxation over the holidays, and we hope that you all get to spend time with your families to recharge and reflect on our success in 2016, and prepare for the upcoming challenges of 2017 where we want to focus on the objectives that we have and how we can drive our results, as well as get prepared for the combination with Qualcomm to create truly the industry powerhouse going forward.

Additional Information and Where to Find It

This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common shares of NXP Semiconductors N.V. (“NXP”) or any other securities. Qualcomm River Holdings B.V. (“Buyer”), an indirect, wholly owned subsidiary of QUALCOMM Incorporated (“Qualcomm”), has filed a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the United States Securities and Exchange Commission (the “SEC”) and NXP has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. The offer to purchase common shares of NXP is only being made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO, in each case as amended from time to time. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS OF NXP ARE URGED TO READ THESE DOCUMENTS, AS FILED AND AS MAY BE AMENDED FROM TIME TO TIME, CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov. In addition, free copies of these documents may be obtained by contacting Innisfree M&A Incorporated, the information agent for the tender offer, toll free at (888) 750-5834 (for shareholders) or collect at (212) 750-5833 (for banks and brokers).

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “project”, “predict”, “should” and “will” and similar expressions as they relate to Qualcomm, Buyer or NXP are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties concerning the parties’ ability to complete the tender offer and close the proposed transaction, the expected closing date of the transaction, the financing of the transaction, the anticipated benefits and synergies of the transaction, anticipated future combined businesses, operations, products and services, and liquidity, debt repayment and capital return expectations. Actual events or results may differ materially from those described in this document due to a number of important factors. These factors include, among others, the outcome of regulatory reviews of the proposed transaction; the ability of the parties to complete the transaction; the ability of Qualcomm to successfully integrate NXP’s businesses, operations (including manufacturing and supply operations), sales and distribution channels, business and financial systems and infrastructures, research and development, technologies, products, services and employees; the ability of the parties to retain their customers and suppliers; the ability of the parties to minimize the diversion of their managements’ attention from ongoing business matters; Qualcomm’s ability to manage the increased scale, complexity and globalization of its business, operations and employee base post-closing; and other risks detailed in Qualcomm’s and NXP’s filings with the SEC, including those discussed in Qualcomm’s most recent Annual Report on Form 10-K and in any subsequent periodic reports on Form 10-Q and Form 8-K and NXP’s most recent Annual Report on Form 20-F and in any subsequent reports on Form 6-K, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov. SEC filings for Qualcomm are also available in the Investor Relations section of Qualcomm’s website at www.qualcomm.com, and SEC filings for NXP are available in the Investor Relations section of NXP’s website at www.nxp.com. Qualcomm is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.